UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2008

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2544
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

On October 8, 2008, the Board of Directors of Cleveland-Cliffs Inc (the "Company") declared a dividend distribution of one right (a "Right") for each Common Share, par value $.125 per share (the "Common Shares"), of the Company outstanding at the close of business on October 29, 2008 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of October 13, 2008 (the "Rights Agreement"), by and between the Company and Computershare Trust Company, N.A., as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which has been filed as an exhibit hereto and is incorporated herein by this reference. A summary of the terms of the Rights is included as Exhibit B to the Rights Agreement.

Item 8.01 Other Events.

Cleveland-Cliffs Inc published a press release dated October 14, 2008 as follows:

Cleveland-Cliffs Adopts Shareholder Rights Plan

CLEVELAND – Oct. 14, 2008 – Cleveland-Cliffs Inc (NYSE: CLF), which will officially be renamed Cliffs Natural Resources tomorrow, announced today that its directors have adopted a shareholder rights plan. The plan is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its shareholders. The plan is not intended to deter offers that are fair and otherwise in the best interests of all of the Company’s shareholders. The adoption of a shareholder rights plan is a well-accepted approach to ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover.

Under the plan, the rights will initially trade together with the Company’s common shares and will not be exercisable. In the absence of further action by the Company’s directors, the rights generally will become exercisable and allow the holder to acquire the Company’s common shares at a discounted price if a person or group were to acquire beneficial ownership of 10% or more of the Company’s outstanding common shares, or, in the case of a person or group that currently beneficially owns 10% or more of the Company’s outstanding common shares, that person or group acquires beneficial ownership of any additional common shares of the Company. Rights held by persons that exceed the applicable threshold will be void.

The term "beneficial ownership" is defined in the rights plan and includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the Company’s common shares.

The rights plan also includes an exchange option. In general, after the rights become exercisable, the Company’s directors may, at their option, effect an exchange of part or all of the rights – other than rights that have become void – for the Company’s common shares. Under this option, the Company would issue one common share for each right, subject to adjustment in certain circumstances.
The Company’s directors may, at their option, redeem all rights for $0.001 per right at any time prior to the time the rights become exercisable. Unless earlier amended, redeemed or exchanged, the rights would expire three years after the date that they are distributed.

The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the Company and will not change the manner in which the Company’s common shares are currently traded.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLEVELAND-CLIFFS INC
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs is also majority owner of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com or
www.cleveland-cliffs.com/Investors/Pages/default.aspx?b=1041&1=1

Contact Information:
Steve Baisden
Director, Investor Relations
and Corporate Communications
Cleveland-Cliffs Inc
216/694-5280
srbaisden@cleveland-cliffs.com

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4(a) Rights Agreement, dated as of October 13, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form 8-A filed by the Company on October 14, 2008)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

October 14, 2008	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary